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                                                                       EXHIBIT 4

                                                                   June 27, 1996

                                      THE
                                   BRIDGEFORD
                                     GROUP

EDWARD P. WITZ
    Director

PERSONAL & CONFIDENTIAL

Mr. William H. Fike
Vice Chairman & Executive Vice President
Magna International Inc.
36 Apple Creek Boulevard
Markham, Ontario, Canada L3R 4YR

Dear Mr. Fike:

     The Bridgeford Group ("Bridgeford"), on behalf of Douglas & Lomason Company ("D&L" or the "Company"), is prepared to furnish you, upon your execution and delivery to us of this agreement, certain business information which D&L regards as confidential, in connection with your evaluation of a possible business transaction with the Company.

     As used herein, "Confidential Information" means information about D&L, including information in written form, information learned from plant visits or discussions with D&L employees or agents, and all other information furnished to you, or to your directors, officers, employees, agents or other representatives (including outside attorneys, accountants and consultants) (collectively, your "Representatives"), by or on behalf of D&L, whether before or after the date hereof, but in any event does not include information which (a) was available to you or the public prior to the time of such disclosure, (b) becomes available to you or the public through independent development or otherwise, through no act or omission of yours or your Representatives not permitted hereunder, or (c) has been given to you prior to such disclosure, or is given to you thereafter, in either case by a third party not known by you to be under any obligation of confidentiality to D&L or its affiliates with respect thereto.

     Except to the extent otherwise contemplated by this agreement, you shall hold the Confidential Information in confidence, shall use it only for purposes of evaluating a possible business transaction with D&L, shall not use it in any way knowingly detrimental to D&L, and shall only disclose it to your Representatives who need such information for the purpose of evaluating the proposed transaction (such persons shall be informed by you of the confidential nature of the material and shall be subject to all the terms of this agreement; you shall be responsible for any breach of such terms by any of your Representatives). You hereby acknowledge that you are aware, and that you will advise your Representatives who are informed as to the matters which are the subject of this letter, that United States securities laws prohibit any person who has received from an issuer material, non-public information concerning the matters which are the subject of this letter from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

     At D&L's request at any time, or upon termination of your evaluation of D&L, you shall return to D&L all copies of documents furnished to you or your Representatives by or on behalf of D&L containing Confidential Information. At the request of D&L all notes and other materials prepared by you or your Representatives containing or based upon any Confidential Information shall be destroyed and such destruction shall be certified in writing to D&L by an authorized officer supervising such destruction. Provided however that your outside independent legal counsel shall be entitled to retain one copy of any such Confidential Information for purposes of confirming your compliance with the provisions of this Agreement.
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     Without the prior written consent of D&L, unless required by law in the reasonable judgment of your counsel, you shall not disclose to any person the fact that a proposed transaction is being contemplated, or any terms of a proposed transaction with D&L, including any details thereof or the status of any negotiations. In addition, without the prior written consent of D&L, you shall not consult with any person regarding a joint transaction with D&L. The term "person" as used in this agreement shall be broadly interpreted to include without limitation any corporation, company, group, partnership or individual, but shall not include your Representatives.

     Without D&L's prior written consent, for a period of three years from the date of this agreement, neither you nor any of your affiliates shall directly or indirectly solicit for employment, or for consulting, any employee of D&L who comes to your attention as a result of your investigation of D&L, and neither you nor any of your Representatives shall, in connection with your evaluation of D&L, contact any employee of D&L or its affiliates, or any customer or supplier of D&L, except to the extent contact is initiated directly by any such employee, customer or supplier. Provided however that this paragraph will not prevent you or your affiliates from employing any employee of D&L who contacts you on his or her own initiative without any direct or indirect solicitation or encouragement from you. For purposes of this paragraph, "solicit for employment" shall not be deemed to include any general solicitations of employment not specifically directed towards particular employees of D&L.

     In the event that you or anyone to whom you transmit the Confidential Information becomes legally compelled (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, criminal or civil investigative demand or similar process) to disclose any of the Confidential Information, you will provide D&L with prompt notice so it may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this agreement. In the event that such protective order or other remedy is not obtained, or that D&L does not waive compliance with the provisions of this agreement, you will furnish only that portion of the Confidential Information which you are advised by opinion of your counsel is legally required and will exercise your reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Confidential Information.

     Although Bridgeford and D&L will endeavor to include in the Confidential Information certain information which they consider to be relevant for the purpose of your investigation, you understand that neither Bridgeford nor D&L makes any representations or warranties as to the accuracy or completeness of the Confidential Information. Neither Bridgeford nor D&L, nor any of their respective affiliates, nor any directors, officers, employees, agents or controlling persons of any such entity, shall have any liability to you or any of your Representatives resulting from your or their use of the Confidential Information, except as may be specifically provided in a formal agreement with D&L.

     You agree that, for a period of two years from the date of this agreement, neither you nor any of your affiliates will, without the prior consent of D&L:
(a) acquire, offer to acquire or agree to acquire, directly or indirectly, by merger, tender offer, open market purchases or otherwise, any voting securities or direct or indirect rights to acquire any voting securities of D&L or any subsidiary thereof, or of any successor to or person in control of D&L, or any substantial portion of the assets of D&L or any subsidiary or division thereof or of any such successor or controlling person (other than purchases of assets in the ordinary course of business consistent with past practice); (b) make, or in any way participate, directly or indirectly, in any "solicitation" of "proxies" (as such terms are defined by the rules of the Securities and Exchange Commission) with respect to voting securities of D&L, or seek to advise or influence any person with respect to the voting of such voting securities; (c) form, join or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) with respect to any voting securities of D&L; (d) make, or in any way participate in, directly or indirectly, any other effort to seek or influence control over the Board of Directors, or management or policies, of D&L or seek to advise or influence any person or entity with respect thereto; (e) make any public announcement or disclose any plan, intention, proposal or arrangement inconsistent with the foregoing; except to the extent required by applicable law; (f) take any action which might require D&L to make a public announcement regarding the possibility of a business transaction; (g) advise, assist or encourage any other person in connection with the foregoing; or (h) request that D&L amend or waive any provision of this paragraph. Provided however that the foregoing

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paragraph shall not be applicable in the event that a third party takes any action of the type described in subparagraphs (a) to (d) inclusive in respect of D&L.

     You understand and agree that (a) D&L and Bridgeford shall be free to conduct the process relating to a business transaction with D&L as they in their sole discretion may determine (including, without limitation, negotiating or entering into a formal agreement with any party without prior notice to you or any other person), (b) any procedures relating to such a transaction may be changed at any time without notice to you or any other person, (c) D&L reserves the right to reject any and all proposals made by you and to terminate discussions with you at any time, and (d) you shall not have any rights or claims whatsoever against D&L, Bridgeford or any of their respective officers, directors, stockholders, affiliates or agents arising out of or relating to a proposed business transaction with D&L (except as may be provided in a formal agreement with D&L).

     Notwithstanding anything herein contained to the contrary, the parties acknowledge and agree that you and your affiliates are now and will continue to be direct competitors of D&L and that the receipt and possession of the Confidential Information by you will not in and of itself prevent or restrict you or your affiliates in any way from carrying on your businesses in the ordinary course including, without limitation, where applicable, making bids or quotes in direct competition with D&L, provided that in so doing you do not use or disclose any of the Confidential Information to any unauthorized third parties.

     No failure or delay by Bridgeford or D&L in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial waiver thereof preclude any other or further exercise thereof or the exercise of any other right hereunder.

     This agreement shall be governed by and construed in accordance with the laws of the State of Michigan. In addition to any remedies available at law, Bridgeford and D&L shall also be entitled to equitable relief, including injunction and specific performance, in the event of any actual or threatened breach of this agreement, without the necessity of proof of damages.

     Your confidentiality and other obligations under this agreement shall extend for a period of three years from the date of this agreement.

     No party to any proposed transaction (or any related party) will be under any obligation to proceed, and no commitment, undertaking or other obligation of any nature whatever (except the obligations set forth in this agreement) shall be implied, unless and until a duly authorized agreement in detailed legal form providing for such obligation has been executed and delivered by all parties intended to be bound, notwithstanding the results of any negotiations, or any offer or bid, or any management or board of directors approvals, or other indications of assent.

     This agreement sets forth the entire understanding and agreement of the parties and related persons with regard to the subject matter hereof and supersedes all prior and contemporaneous agreements, arrangements and understandings related thereto. In the event of any inconsistency between this agreement and any statement contained in or transmitted with the Confidential Information, this agreement shall control. This agreement may be amended, superseded or canceled only by a written instrument which specifically states that it amends, supersedes or cancels this agreement, signed and delivered by a duly authorized officer of each entity to be bound thereby.

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     Please confirm you agreement with the foregoing by signing and returning to us a copy of this agreement.

                                          Very truly yours,

                                          THE BRIDGEFORD GROUP



                                          For Itself and as Representative
                                          of Douglas & Lomason Company

                                          By: /s/ EDWARD P. WITZ
                                             ----------------------------------
                                              Edward P. Witz
                                              Director

/s/ William H. Fike
Accepted and agreed
this 3rd day of July, 1996:

By: /s/ WILLIAM H. FIKE
    --------------------------------------------------------
Title: Vice-Chairman
      ------------------------------------------------------

   280 Park Avenue
 New York, NY 10017

    212-476-8652
  Fax 212-476-8650

  An IBJ Company

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